EXHIBIT 21.1

SUBSIDIARIES

As of December 31, 2021, the following were the Registrant's significant active operating Subsidiaries:

Name: EZ-CLONEZ, Inc.

Country of Organization:  Registered in Washington

Percent Ownership by Registrant:  100.0% by GrowLife, Inc.

Name: EZ-CLONE Enterprises, Inc.

Country of Organization:  Registered in California

Percent Ownership by Registrant:  51.0% by GrowLife, Inc.

Name: GrowLife Hydroponics, Inc.

Country of Organization:  Registered in Delaware and active in Delaware, Maine and Colorado.

Percent Ownership by Registrant:  100.0% by GrowLife, Inc.